FORWARD FUNDS, INC.
ITEM 77C:
Submission of Matters to a Vote of Security Holders

Date of Meeting:
A Special Meeting of Shareholders held on May 3, 1999.

Matters Voted on and Number of Affirmative and Negative Votes cast with Respect to each Matter:
Proposal No. 1 - Adoption of a 12b-1 Plan
Fund                                            Votes For       Votes Against
Global Asset Allocation Fund                    10,082,853           0
Global Bond Fund                                2,918,825            0
International Equity Fund                       2,054,132            0
U.S. Equity Fund                                2,971,809            0

Proposal No. 2 - Amend the Global Bond Fund's investment objective
Fund                                            Votes For        Votes Against
Global Bond Fund                                2,918,825              0

Proposal No. 3 - Arrangement for the Funds' investment adviser to hire or terminate sub-advisers to the Funds without shareholder approval
Fund                                            Votes For        Votes Against
Global Asset Allocation Fund                    10,082,853                0
Global Bond Fund                                2,918,825                 0
International Equity Fund                       2,054,132                 0
U.S. Equity Fund                                2,971,809                 0